Exhibit 4.1

Execution Version

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

TPG REFINING, L.P.,

ACON REFINING PARTNERS L.L.C.,

NTI MANAGEMENT COMPANY, L.P.,

NTR PARTNERS LLC,

NTR PARTNERS II LLC,

NORTHERN TIER INVESTORS, LLC,

NORTHERN TIER HOLDINGS, LLC,

AND

NORTHERN TIER ENERGY LP

DATED AS OF JULY 31, 2012

TABLE OF CONTENTS

i

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of July 31, 2012, by and among Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), Northern Tier Holdings, LLC, a Delaware limited liability company (“Holdings”), Northern Tier Investors, LLC, a Delaware limited liability company (“NTI”), TPG Refining, L.P., a Delaware limited partnership (“TPG Refining”), ACON Refining Partners L.L.C., a Delaware limited liability company (“ACON Refining”), NTI Management Company, L.P., a Delaware limited partnership (“ManageCo”), NTR Partners LLC, a Delaware limited liability company, and NTR Partners II LLC, a Delaware limited liability company.

WITNESSETH:

WHEREAS, NTI, TPG Refining, ACON Refining, ManageCo and certain other parties hereto entered into that certain Registration Rights Agreement dated as of December 1, 2010 (the “Initial Registration Rights Agreement”);

WHEREAS, the Partnership intends to consummate an initial public offering (“IPO”) of limited partner interests in the Partnership designated as common units (“Common Units”);

WHEREAS, upon consummation of the IPO, Holdings, an Affiliate of TPG Refining and ACON Refining, will own Common Units and limited partner interests in the Partnership designated as PIK common units (“PIK Units”), all of which will be Registrable Securities (as defined below);

WHEREAS, the parties desire to set forth certain registration rights applicable to the Registrable Securities following completion of the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that this Agreement amends and restates the Initial Registration Rights Agreement to provide as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ACON” means, collectively, ACON Refining and/or any of its Affiliates that may hold Registrable Securities from time to time.

“ACON Refining” has the meaning set forth in the preamble.

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Partnership, (i) would be required to be made in any Registration Statement or report filed with the SEC by the Partnership so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Registration Statement or report; and (iii) the Partnership has a bona fide business purpose for not disclosing publicly.

“Agreement” has the meaning set forth in the preamble.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided, that no Holder shall be deemed an Affiliate of the Partnership or any of its subsidiaries for purposes of this Agreement. The term “Affiliated” has a correlative meaning.

“Board of Directors” means the board of directors of the general partner of the Partnership.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York, Washington, D.C. or Fort Worth, Texas are required or authorized by law to be closed.

“Common Units” has the meaning set forth in the recitals.

“Demand Notice” has the meaning set forth in Section 2.01(e).

“Demand Period” has the meaning set forth in Section 2.01(d).

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Demand Registration Statement” has the meaning set forth in Section 2.01(a).

“Demand Right Holder” has the meaning set forth in Section 2.01(a).

“Demand Shelf Registration Amount” has the meaning set forth in Section 2.02(a).

“Demand Suspension” has the meaning set forth in Section 2.01(f).

“Demanding Holder” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Effectiveness Date” means the date on which the Sponsors are no longer subject to any underwriter’s lock-up or other contractual restriction on the sale of Registrable Securities in connection with an IPO.

“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers).

“Holder” means any Person who is a party hereto or succeeds to rights hereunder pursuant to Section 3.06 and who is at the applicable time a holder of Registrable Securities.

“Holdings” has the meaning set forth in the preamble.

“Initial Period” has the meaning set forth in Section 2.01(a).

“Initial Registration Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in the recitals.

“Long-Form Registration Statement” has the meaning set forth in Section 2.01(a).

“ManageCo” has the meaning set forth in the preamble.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Partnership and its subsidiaries taken as a whole.

“NTI” has the meaning set forth in the preamble.

“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Partnership” has the meaning set forth in the preamble and shall include the Partnership’s successors by merger, acquisition, reorganization, conversion or otherwise.

“Partnership Public Sale” has the meaning set forth in Section 2.03(a).

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“PIK Units” has the meaning set forth in the recitals.

“Pro Ration Percentage” has the meaning set forth in Section 2.02(c).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Units (including any issuable or issued upon exercise, exchange or conversion of any Unit Equivalents) and any securities that may be issued or distributed or be issuable in respect of any Units by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities have been sold pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) under the Securities Act, (iii) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Partnership and such securities may be publicly resold without Registration under the Securities Act or (iv) the Holder thereof, together with its Affiliates, beneficially owns less than 2% (two percent) of the Registrable Securities that are outstanding at such time and such Holder and its Affiliates are able to dispose of all of their Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act).

“Registration” means a registration with the SEC of the Partnership’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.08.

“Registration Statement” means any registration statement of the Partnership filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Notice” has the meaning set forth in Section 2.02(c).

“Shelf Period” has the meaning set forth in Section 2.02(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.02.

“Shelf Registration Statement” means a Registration Statement of the Partnership filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Partnership is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.02(d).

“Short-Form Registration Statement” has the meaning set forth in Section 2.01(a).

“Sponsors” means any of (i) TPG, (ii) ACON, (iii) any Person to which TPG or ACON shall have assigned, pursuant to Section 3.06, the right to request a registration pursuant to Section 2.01 or 2.02 or (iv) if at any time following completion of the IPO, none of the Persons described in clauses (i) or (ii) of this definition (either individually or collectively) beneficially own, directly or indirectly, Registrable Securities and none of the Persons described in clause (iii) of this definition (either individually or collectively) beneficially own, directly or indirectly, the Registrable Securities transferred to any such Person by TPG or ACON for which the right to request a registration pursuant to Section 2.01 or 2.02 was assigned pursuant to Section 3.06, then NTR Partners LLC or NTR Partners II LLC.

“Subsidiary” means, with respect to any Person, any other Person of which such Person, directly or indirectly, owns at least 50% of the voting stock or other voting equity interests of such other Person.

“TPG” means, collectively, TPG Refining and/or any of its Affiliates that may hold Registrable Securities from time to time.

“TPG Refining” has the meaning set forth in the preamble.

“Underwritten Offering” means a Registration in which securities of the Partnership are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Unit Equivalents” means securities (including, without limitation, warrants) exercisable, exchangeable or convertible into Units.

“Units” means Common Units, PIK Units or any other limited partnership interests in the Partnership, issued or issuable with respect to such Common Units or PIK Units by way of a unit dividend or distribution payable thereon or unit split, reverse unit split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

SECTION 1.02. Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms thereof.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.01. Demand Registration.

(a) Demand by Holdings or the Sponsors. If, after the Effectiveness Date, there is no currently effective Shelf Registration Statement on file with the SEC, then (i) at any time, Holdings, (ii) for the two (2) year period following the closing of the IPO (the “Initial Period”), both Sponsors, acting unanimously, and (iii) at any time after the Initial Period, a Sponsor beneficially owning, directly or indirectly, in the aggregate, not less than five percent (5%) of the Registrable Securities then outstanding, may make a written request to the Partnership for Registration of all or part of the Registrable Securities held by, in the case of clause (i), Holdings or, in the case of clause (ii) or (iii), such Sponsors or Sponsor (together with Holdings and each individually, a “Demanding Holder”) (i) on Form S-1 or any similar long-form registration statement (a “Long-Form Registration Statement”) or (ii) on Form S-3 or any similar short-form registration statement (a “Short-Form Registration Statement”) if the Partnership is qualified to use such short form. Any such requested Long-Form Registration or Short-Form Registration shall hereinafter be referred to as a “Demand Registration.” Each request for a Demand Registration shall specify the kind and aggregate amount of Registrable Securities to be Registered and the intended methods of disposition thereof. Within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, the Partnership shall file a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under (x) the Securities Act and (y) the “Blue Sky” laws of such jurisdictions as any Participating Holder or any underwriter, if any, reasonably requests. Holdings and each Sponsor shall be referred to in this Agreement as a “Demand Right Holder.”

(b) Limitation on Demand Registrations. After the Initial Period, each Demand Right Holder shall have the right to request up to three (3) Long-Form Registrations and an unlimited number of Short-Form Registrations. Notwithstanding the foregoing, (i) each Demand Right Holder may request no more than (A) two (2) Demand Registrations in any twelve (12)—month period or (B) more than one (1) Demand Registration in any three (3) – month period and (ii) in no event shall the Partnership be required to effect more than three (3) Demand Registrations in any twelve (12)—month period.

(c) Demand Withdrawal. A Demanding Holder and any other Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.01(e) may withdraw all or any portion of its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect from the Demanding Holder with respect to all of its Registrable Securities, the Partnership shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and such Registration nonetheless shall be deemed a Demand Registration with respect to such Demanding Holder for purposes of Section 2.01(b) unless (i) the withdrawing Demanding Holder shall have paid or reimbursed the Partnership for its pro rata share of all reasonable and documented out-of-pocket fees and expenses incurred by the Partnership in connection with the Registration of such Demanding Holder’s withdrawn Registrable Securities (based on the number of securities the Demanding Holder sought to register, as compared to the total number of securities included on such Demand Registration Statement) or (ii) the withdrawal is made following the occurrence of a Material Adverse Change or because the Registration would require the Partnership to make an Adverse Disclosure.

(d) Effective Registration. The Partnership shall be deemed to have effected a Demand Registration if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as shall terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Demanding Holder.

(e) Demand Notice. Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.01(a) (but in no event more than five (5) Business Days thereafter), the Partnership shall deliver a written notice (a “Demand Notice”) of any such Registration request to all other Holders, and the Partnership shall include in such Demand Registration all such Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within ten (10) Business Days after the date that the Demand Notice has been delivered. All requests made pursuant to this Section 2.01(e) shall specify the aggregate amount of Registrable Securities to be registered and the intended method of distribution of such securities.

(f) Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Partnership to make an Adverse Disclosure, the Partnership may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Partnership shall not be permitted to exercise a Demand Suspension or Shelf Suspension (as defined in Section 2.02(d)) (i) more than once during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Partnership shall immediately notify the Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Partnership agrees, if necessary, to supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Partnership for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Demanding Holder.

(g) Underwritten Offering. If a Demanding Holder so requests in connection with an offering with estimated gross proceeds of at least $50,000,000, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering, and all of the Demand Right Holders participating in such Demand Registration shall unanimously select the managing underwriter or underwriters to administer the offering.

(h) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration (or, in the case of a Demand Registration not being underwritten, the Demand Right Holders), advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration (i) first, shall be allocated pro rata among the Holders (including the Demanding Holder) that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (ii) next, and only if all the securities referred to in clause (i) have been included, the number of securities that the Partnership and any other Holder that has a right to participate in such registration proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters (or the Demand Right Holders, as the case may be) can be sold without having such adverse effect.

(i) In the event any Holder requests to participate in a registration pursuant to this Section 2.01 in connection with a distribution of Registrable Securities to its partners or members, the registration shall provide for resale by such partners or members, if requested by the Holder.

SECTION 2.02. Shelf Registration.

(a) Filing. After the Effectiveness Date, as promptly as practicable following a request as may be made from time to time by, (i) at any time, Holdings, (ii) during the Initial Period, both Sponsors, acting unanimously, and (iii) at any time after the Initial Period, one or more Sponsors beneficially owning, directly or indirectly, in the aggregate, not less than five percent (5%) of the Registrable Securities then outstanding, the Partnership shall file with the SEC a Shelf Registration Statement relating to the offer and sale by Holders from time to time of the number of Registrable Securities specified in the requests of the Demand Right Holder(s) pursuant to this Section 2.02(a) and the other Holders pursuant to Section 2.02(c) in accordance with the methods of distribution elected by the participating Demand Right Holder(s) and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act; provided, that any request to file a Shelf Registration Statement on Form S-1 (or any successor form thereto) must be made by Holdings or the Sponsors together. If a Demand Right Holder makes a request pursuant to this Section 2.02(a) to file a Shelf Registration Statement and the other Demand Right Holders did not join in such request, the Partnership shall promptly (and, in any event, within five (5) Business Days) notify the other Demand Right Holders. No later than ten (10) Business Days after the receipt of the initial request to file a Shelf Registration Statement pursuant to this Section 2.02(a), each Demand Right Holder shall notify the Partnership in writing of the number of its Registrable Securities (if any) that such Demand Right Holder is requesting to be registered on such Shelf Registration Statement. At any time prior to or after the filing of a Shelf Registration Statement, any of the Demand Right Holders may request that the number of its Registrable Securities (if any) previously requested to be registered on such Shelf Registration Statement be increased to a larger number of its Registrable Securities and the Partnership shall thereafter use its reasonable best efforts to effect such increase for such Shelf Registration Statement as promptly as practicable thereafter. The aggregate number of Registrable Securities that the Demand Right Holders request to be so registered on such Shelf Registration Statement (as increased from time to time at the election of any of the Demand Right Holders pursuant to the immediately foregoing sentence) shall be referred to in this Section 2.02 as the “Demand Shelf Registration Amount.” If, on the date of any such request, the Partnership does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 2.02 shall not apply, and the provisions of Section 2.01 shall apply instead.

(b) Continued Effectiveness. The Partnership shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which each of the Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf

Period”). Subject to Section 2.02(d), the Partnership shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Partnership voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(c) Shelf Notice. Promptly upon receipt of any request by a Demand Right Holder or Demand Right Holders to file a Shelf Registration Statement or any request by a Demand Right Holder to increase the number of its Registrable Securities registered on such Shelf Registration Statement pursuant to Section 2.02(a) (but in no event more than five (5) Business Days thereafter), the Partnership shall deliver a written notice (a “Shelf Notice”) of any such request to all other Holders specifying the Demand Shelf Registration Amount and the Pro Ration Percentage and the Partnership shall include in such registration the number of Registrable Securities with respect to which the Partnership has received written requests for inclusion therein within ten (10) Business Days after the date that the Shelf Notice has been delivered; provided, that no such Holder may request the inclusion in such Registration a percentage of such Holder’s Registrable Securities in excess of the Pro Ration Percentage. For purposes of this Section 2.02(c), the “Pro Ration Percentage” means, as of the date of determination with respect to any particular Shelf Registration, the percentage determined by multiplying (i) 100 by (ii) a fraction, the numerator of which is the Demand Shelf Registration Amount in effect as of such date with respect to such Shelf Registration and the denominator of which is the aggregate number of Registrable Securities beneficially owned by the Demand Right Holders and their Affiliates as of such date.

(d) Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Partnership to make an Adverse Disclosure, the Partnership may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided that the Partnership shall not be permitted to exercise a Shelf Suspension or Demand Suspension (i) more than one time during any twelve (12)-month period, or (ii) for a period exceeding thirty (30) days on any one occasion. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Partnership shall immediately notify the Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Partnership agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Partnership for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Demand Right Holders.

(e) Underwritten Offering. If (i) at any time, Holdings, (ii) during the Initial Period, both Sponsors, acting unanimously, and (iii) at any time after the Initial Period, a Sponsor holding, directly or indirectly, in the aggregate, not less than five percent (5%) of the Registrable Securities then outstanding so elects in connection with an offering with estimated gross proceeds of at least $50,000,000, an offering of Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of an Underwritten Offering, and the Partnership shall amend or supplement the Shelf Registration Statement for such purpose, all Demand Right Holders participating in the Shelf Registration Statement shall unanimously select the managing underwriter or underwriters to administer such offering. The provisions of Section 2.01(h) shall apply to any underwritten offering pursuant to this Section 2.02(e).

SECTION 2.03. Piggyback Registration.

(a) Participation. If the Partnership at any time proposes to file a Registration Statement under the Securities Act with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration on Form S-4 or S-8 or any successor form to such Forms or (ii) a Registration of securities solely relating to an offering and sale to employees or directors of the Partnership or its general partner or any of their Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement) (a “Partnership Public Sale”), then, as soon as reasonably practicable, the Partnership shall give written notice of such proposed filing to the Holders, and such notice shall offer the Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”); provided, however, that a Piggyback Registration shall not be offered to the Holders in connection with the IPO. Subject to Section 2.03(b), the Partnership shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within fifteen (15) days after the receipt by such Holders of any such notice; provided that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, the Partnership shall determine for any reason not to Register or to delay Registration of such securities, the Partnership shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Demand Right Holders to request that such Registration be effected as a Demand Registration under Section 2.01, and (ii) in the case of a determination to delay Registering, in the absence of a request for a Demand Registration, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such Registration Statement is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) must, and the Partnership shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) must, and the Partnership shall make such arrangements so that each such Holder may, participate in such offering on such basis. Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Partnership and the Holders of Registrable Securities in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities proposed to be sold in such Registration by the Partnership or (subject to Section 2.07) any Person (other than a Holder) exercising a contractual right to demand Registration, as the case may be, proposes to sell, and (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Holder (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall be deemed to have been effected pursuant to Sections 2.01 and 2.02 or shall relieve the Partnership of its obligations under Sections 2.01 or 2.02.

SECTION 2.04. Black-out Periods.

(a) Black-out Periods for Holders. In the event of a Partnership Public Sale of the Partnership’s equity securities in an Underwritten Offering, the Holders agree, if requested by the managing underwriter or underwriters in such Underwritten Offering and agreed to by both Sponsors, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Registration, if permitted) that are the same as or similar to those being Registered in connection with such Partnership Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before and ending one hundred eighty (180) days (in the event of the Partnership’s IPO) or ninety (90) days (in the event of any other Partnership Public Sale) (or, in either case, such lesser period as may be permitted by the Partnership or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration, to the extent timely notified in writing by the Partnership or the managing underwriter or underwriters; provided, however, such restrictions shall not apply to (i) securities acquired in the public market subsequent to the IPO, (ii) distributions-in-kind to a Holder’s partners or members and (iii) transfers to Affiliates but only if such Affiliates agree to be bound by the restrictions herein.

(b) Black-out Period for the Partnership and Others. In the case of a Registration of Registrable Securities pursuant to Section 2.01 or 2.02 for an Underwritten Offering, the Partnership and the Holders agree, if requested by the participating Demand Right Holders or the managing underwriter or underwriters with respect to such Registration, not to effect any public sale or distribution of any securities that are the same as or similar to those being Registered, or any securities convertible into or exchangeable or exercisable for such securities, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser period as may be permitted by the participating Demand Right Holders or such managing underwriter or underwriters) after, the effective date of the Registration Statement filed in connection with such Registration (or, in the case of an offering under a Shelf Registration Statement, the date of the closing under the underwriting agreement in connection therewith), to the extent timely notified in writing by the Demand Right Holders or the managing underwriter or underwriters. Notwithstanding the foregoing, the Partnership may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made as part of any Registration of securities for offering and sale to employees or directors of the Partnership pursuant to any employee stock plan or other employee benefit plan arrangement. The Partnership agrees to use its reasonable best efforts to obtain from each holder of restricted securities of the Partnership which securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 2.07), if after the date hereof the Partnership grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Partnership agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were a Holder hereunder.

SECTION 2.05. Registration Procedures.

(a) In connection with the Partnership’s Registration obligations under Sections 2.01, 2.02 and 2.03, the Partnership shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Partnership shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement or Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to Participating Holders, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel and (y) except in the case of a Registration under Section 2.03, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Demand Right Holders or the underwriters, if any, shall reasonably object;

(ii) as soon as reasonably practicable (in the case of a Demand Registration or Shelf Registration, no later than thirty (30) days after a request for a Demand Registration or Shelf Registration on Form S-3 or ninety (90) days after a request for a Demand Registration or Shelf Registration on Form S-1) file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by a Demand Right Holder, (y) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Partnership (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (b) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Partnership in any applicable underwriting agreement cease to be true and correct in all material respects, and (e) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Partnership becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus;

(vii) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the Demand Right Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Partnership consents to the use of such Prospectus or any amendment or supplement thereto by such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(x) on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.01(d) or Section 2.02(b), whichever is applicable, provided that the Partnership shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two business days prior to any sale of Registrable Securities to the underwriters;

(xii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv) make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Demand Right Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi) obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Partnership dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(xvii) in the case of an Underwritten Offering, obtain for delivery to the Partnership and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Partnership’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xviii) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xix) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi) use its best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Partnership’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Partnership’s securities are then quoted;

(xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by the Demand Right Holders, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by the Demand Right Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Partnership, and cause all of the Partnership’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Partnership and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Partnership pursuant to this Section 2.05(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Partnership that the Partnership determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Partnership or (z) such information is independently developed by such Person; and

(xxiii) in the case of an Underwritten Offering, cause the senior executive officers of the Partnership to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

(b) The Partnership may require each Participating Holder to furnish to the Partnership such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Partnership may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Partnership and to cooperate with the Partnership as reasonably necessary to enable the Partnership to comply with the provisions of this Agreement.

(c) Each Participating Holder agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 2.05(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.05(a)(v), or until such Holder is advised in writing by the Partnership that the use of the Prospectus may be resumed, and if so directed by the Partnership, such Holder shall deliver to the Partnership (at the Partnership’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Partnership shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.05(a)(v) or is advised in writing by the Partnership that the use of the Prospectus may be resumed.

SECTION 2.06. Underwritten Offerings.

(a) Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by the Demand Right Holders pursuant to a Registration under Section 2.01 or Section 2.02, the Partnership shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Partnership, the Demand Right Holders and the underwriters, and to contain such representations and warranties by the Partnership and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.09. The Participating Holders shall cooperate with the Partnership in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Partnership regarding the form thereof. Such Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Holders, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b) Piggyback Registrations. If the Partnership proposes to register any of its securities under the Securities Act as contemplated by Section 2.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Partnership shall, if requested by any Holder pursuant to Section 2.03 and subject to the provisions of Section 2.03(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Partnership to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Partnership and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders. Any such Holder shall not be required to make any representations or warranties to, or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by such Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c) Participation in Underwritten Registrations. Subject to provisions of Sections 2.06(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01 or 2.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the Demanding Holder(s) (or, in the case of a Shelf Registration, the Demand Right Holder(s) selling Registrable Securities under the Shelf Registration Statement). In addition, in the case of any Underwritten Offering, each of the Holders may withdraw their request to participate in the registration pursuant to Section 2.01, 2.02 or 2.03 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

SECTION 2.07. No Inconsistent Agreements; Additional Rights. The Partnership shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the consent of the Demand Right Holders, the Partnership shall not enter into any agreement granting registration or similar rights to any Person.

SECTION 2.08. Registration Expenses. All expenses incident to the Partnership’s performance of or compliance with this Agreement shall be paid by the Partnership, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or the FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (iv) all fees and disbursements of counsel for the Partnership and of all independent certified public accountants of the Partnership (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Partnership so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of legal counsel for each Demand Right Holder participating in such Registration (or, in the case of a Shelf Registration, each Demand Right Holder selling

Registrable Securities under the Shelf Registration Statement), (ix) all fees and expenses of accountants selected by the Demanding Holder (or, in the case of a Shelf Registration, the Holder selling Registrable Securities under the Shelf Registration Statement), (x) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Partnership in connection with any Registration, (xii) all of the Partnership’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road-show” for any underwritten offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Partnership shall not be required to pay underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.09. Indemnification.

(a) Indemnification by the Partnership. The Partnership agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Partnership or any of its subsidiaries including, without limitation, reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto; provided, that the Partnership shall not be liable to any particular indemnified party (A) to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Partnership by such indemnified party expressly for use in the preparation thereof or (B) to the extent that any such Loss arises out of or is based upon an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Partnership may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Partnership shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Partnership, its directors and officers and each Person who controls the Partnership (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Partnership specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation. The Partnership shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.09(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.09 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Partnership, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.09(a) and 2.09(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.09(d), in connection with any Registration Statement filed by the Partnership, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.09(b). If indemnification is available under this Section 2.09, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.09(a) and 2.09(b) hereof without regard to the provisions of this Section 2.09(d). The remedies provided for in this Section 2.09 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

SECTION 2.10. Rules 144 and 144A and Regulation S. The Partnership covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Partnership is not required to file such reports, it will, upon the reasonable request of the Demand Right Holders, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as the Demand Right Holders may reasonably request, all to the extent required from time to time to enable the Demand Right Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Partnership will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Term. This Agreement shall terminate upon the later of the expiration of the Shelf Period and such time as there are no Registrable Securities, except for the provisions of Sections 2.09 and 2.10 and all of this Article III, which shall survive any such termination.

SECTION 3.02. Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 3.03. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 3.04. Amendment; Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Demand Right Holders; provided that (a) any amendment that would have a material adverse effect on a Holder relative to the Demand Right Holders shall require the written consent of that Holder and (b) this Section 3.04 may not be amended without the prior written consent of the Holders (other than the Demand Right Holders) holding a majority of the outstanding Registrable Securities of such Holders. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

SECTION 3.05. Notices. Unless otherwise specified herein, all notices and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Person at the address given for such Person below or such other address as such Person may specify by notice to the Partnership:

If to the Partnership:

Northern Tier Energy LP

38C Grove Street, Suite 100

Ridgefield, Connecticut 06899

Attention: Peter T. Gelfman

Telephone: 203.244.6550

Fax: 203.431.7672

If to NTI:

Northern Tier Investors LLC

c/o Acon Investments LLC

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attention: Andre Bhatia

Telephone: 202.454.1118

Fax: 202.454.1101

If to TPG Refining:

TPG Refining, L.P

c/o Texas Pacific Group

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Ron Cami, TPG General Counsel

Telephone: 415.743.1532

Fax: 415.438.1349

If to ACON Refining:

ACON Refining Partners, L.L.C.

c/o Acon Investments LLC

1133 Connecticut Avenue, NW, Suite 700

Washington, DC 20036

Attention: Barry Johnson, Chief Financial Officer

Telephone: 202.454.1135

Fax: 202.605.0065

If to ManageCo:

NTI Management Company, L.P.

c/o NTR Partners LLC

38C Grove Street, Suite 100

Ridgefield, CT 06877

Attention: Mario Rodriguez

Telephone: 203.244.6550

Fax: 203.431.7672

If to NTR Partners LLC or NTR Partners II LLC:

NTR Partners LLC

38C Grove Street, Suite 100

Ridgefield, CT 06877

Attention: Mario Rodriguez

Telephone: 203.244.6550

Fax: 203.431.7672

If to any of the Demand Right Holders, copies shall be delivered to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Benet O’Reilly, Esq.

Telephone: 212.225.2000

Fax: 212.225.3999

And

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002-6760

Attn: Keith R. Fullenweider, Esq.

Telephone: 713.758.2222

Fax: 713.615.5085

If to any other Holder who becomes party to this Agreement after the date hereof, to the address on the counterpart signature page to this Agreement executed by such holder

SECTION 3.06. Successors, Assigns and Transferees. Each party may assign all or a portion of its rights hereunder to any Person to which such party transfers its ownership of all or any of its Registrable Securities. Such Persons (other than Affiliates of any such Persons) shall execute a counterpart to this Agreement and become a party hereto and such Person’s Registrable Securities shall be subject to the terms of this Agreement.

SECTION 3.07. Third Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than each other Person entitled to indemnity or contribution under Section 2.09) any right, remedy or claim under or by virtue of this Agreement.

SECTION 3.08. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN MANHATTAN, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

SECTION 3.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.09.

SECTION 3.10. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

SECTION 3.11. Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter will prevail, but the provision of this Agreement affected thereby may be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement will continue in full force and effect without impairment or limitation

SECTION 3.12. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

SECTION 3.13. Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

SECTION 3.14. Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

NORTHERN TIER INVESTORS LLC

By:	/s/ Peter T. Gelfman

Name:	Peter T. Gelfman
Title:	Secretary

TPG REFINING, L.P.

By:	TPG VI API SLP SD, L.P., its General Partner

By:	TPG GenPar VI, L.P., its General Partner

By:	TPG GenPar VI Advisors, LLC, its General Partner

By:	/s/ Ronald Cami

Name:	Ronald Cami
Title:	Authorized Person

ACON REFINING PARNTERS, L.L.C.

By:	/s/ Barry Johnson

Name:	Barry Johnson
Title:	Authorized Person

NTI MANAGEMENT COMPANY, L.P.

By:	NTI GenPar LLC, its General Partner

By:	/s/ Barry Johnson

Name:	Barry Johnson
Title:	Authorized Person

[Signature Page to Amended and Restated Registration Rights Agreement]

NTR PARTNERS LLC

By:	/s/ Mario E. Rodriguez

Name:	Mario E. Rodriguez
Title:	President

NTR PARTNERS II LLC

By:	/s/ Mario E. Rodriguez

Name:	Mario E. Rodriguez
Title:	President

NORTHERN TIER HOLDINGS, LLC

By:	/s/ Peter T. Gelfman

Name:	Peter T. Gelfman
Title:	Secretary

NORTHERN TIER ENERGY LP

By:	Northern Tier Energy GP LLC

By:	/s/ Peter T. Gelfman

Name:	Peter T. Gelfman
Title:	Vice President, General Counsel & Secretary

[Signature Page to Amended and Restated Registration Rights Agreement]